Exhibit 4.27

Execution Copy

[Note: Translation from the original agreement written in Chinese]

Seventh Amended and Restated Exclusive Purchase Right Agreement

Party A: eLong, Inc.

Registered Address: 4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands.

Party B (collectively): Guangfu Cui

ID No.:

Address: No.1, Xiang Hongqi Street, Haidian District, Beijing

Ding Haochuan

Address: No. 19 Dongjing Road, Xuanwu District, Beijing

ID No.:

Party C: Beijing eLong Information Technology Co., Ltd.

Registered Address: 2nd Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District, Beijing

Legal Representative: Guangfu Cui

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Registered Address: 10 Jiuxianqiao Road, Chaoyang District, Beijing

Legal Representative: Guangfu Cui

Each party hereto shall be referred to as a “Party”, and collectively as the “Parties”.

WHEREAS:

1.	Party A is a company registered and established in Cayman Islands; Party B is two citizens of the PRC; Party C is a limited liability company established and validly existing in accordance with PRC laws; Party D is a wholly foreign-owned enterprise established and validly existing in accordance with PRC laws, and is wholly owned by Party A.

2.	Party A, Guangfu Cui, Party C, party D and Xie Zhen, the former shareholder who then held 12.5% of Party C, previously entered into a Sixth Amended and Restated Exclusive Purchase Right Agreement on December 26, 2012, pursuant to which Guangfu Cui and Xie Zhen granted Party A an exclusive, irrevocable right to purchase their respective interests in Party C.

3.	Pursuant to the Share and Debt Transfer Agreement entered into by Party A, Party B, Party C and Xie Zhen on November 10, 2014, the 12.5% interest in Beijing eLong formerly held by Xie Zhen, and all rights and obligations pertaining thereto, have been transferred to Ding Haochuan.

4.	In order to reflect the transfer of equity interest in Beijing eLong, and all corresponding rights and obligations, from Xie Zhen to Ding Haochuan, Party A, Party B, Party C and Party D now enter into this agreement to amend and restate the terms of the Sixth Amended and Restated Exclusive Purchase Right Agreement dated December 26, 2012.

NOW, THEREFORE, the parties to this agreement hereby agree as follows:

Chapter One. Purchase and Sale of Equity Interest

1.1 Authorization

Party B hereby irrevocably grants Party A, under the laws of the PRC, the right to, following the steps decided by Party A, and the price specified in 1.3 of this agreement, purchase by Party A or by one or more persons designated by Party A (“Designated Persons”) at any time from Party B all or part of Party B’s equity interest in Party C (“Equity Interest Purchase Right”) and, at the time of exercise of the Equity Interest Purchase Right, shall unconditionally provide all necessary cooperation to complete such exercise. Besides Party A and the Designated Persons, no third party has any Equity Interest Purchase Right. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Right to Party A. As specified in this agreement, “person” has the meaning of a natural person, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2 Exercise Procedure

 Upon and subject to the laws and regulations of PRC, Party A may send a written notice (the “Notice of Purchase of Equity Interest”) to Party B (or either person of Party B) for performance of the purchase right to explain in detail the number of shares purchased and the purchase method.

1.3 Purchase Price

 Unless a valuation is required by PRC law on the date of exercise, the price of the Purchased Equity Interest (“Purchase Price”) shall be equivalent to the actual amount of paid-in capital paid by Party B for the Purchased Equity Interest.

1.4 Exercise of Purchase Right (and Transfer of Purchased Equity)

 Each time Party A exercises the Equity Interest Purchase Right:

 (a) Party B shall supervise and cause Party C to convene a shareholders’ meeting, and during such meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;

(b) Party B shall, upon the terms and conditions of this agreement and the Notice of Purchase of Equity Interest, enter into an equity interest transfer agreement with Party A (or, as applicable, the Designated Person); and

(c) Party B and Party C shall execute all other necessary contracts, agreements or documents, acquire all requisite approvals and consents of the government, and, without any security interest, perform all requisite actions to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Person, and to cause Party A and/or the Designated Person to become the registered owner of the Purchased Equity Interest. For this agreement, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, prior purchase right, right of set-off, ownership detainment or other security arrangements. To further clarify, security interest does not include any security interest under this agreement or the equity interest pledge agreement of Party B. As described in this agreement, “the Equity Interest Pledge Agreement of Party B” has the meaning of the Equity Interest Pledge Agreement entered into by Party D and Party B dated as of the execution date of this agreement, according to which in order to secure Party C’s performance of the obligations under the Exclusive Technology Service Agreement and other agreements (see details in the Equity Pledge Agreement), Party B pledges all its equity interest in Party C to Party D.

1.5 Payment

 As contemplated in the Loan Agreement, any proceeds received by Party B from the transfer of its equity interest in Party C shall be used, according to the Loan Agreement, as payment for the loan and to terminate the loan agreement. Therefore, except as required by applicable law, upon the performance of the Equity Interest Purchase Right by Party A, the Purchase Price shall be used as the payment for the principal as well as interest from Party B to Party A. Party A is not required to pay the Purchase Price to Party B.

Chapter Two. Covenants Relating to Equity Interest

 2.1 Covenants of Party C

(a) Without prior written consent by Party A, not to amend, change or alter the articles of the association of Party C in any form, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital by any other means;

(b) Apply good finance and business practices in order to maintain the existence of the company, prudently and effectively operate the business and manage its affairs;

(c) Beginning on the date of this Agreement, without prior written consent by Party A, not to sell, transfer, mortgage or dispose in any other form any assets, interests of business or income of Party C, or to approve any other security interest relating thereto;

(d) Beginning on the date of this Agreement, without prior written consent from Party A, no debt shall be incurred, inherited, guaranteed, or allowed to exist, with the exception of: (i) debt from normal or daily business but not from borrowing; and (ii) debt having been disclosed to Party A or for which Party A has provided written consent;

(e) To operate the business normally in order to maintain the asset value of Party C, without taking any action or inaction that may adversely affect the operation and asset value;

(f) Without prior written consent by Party A, not to enter into any material contract, with the exception of contracts entered into in the ordinary course (for this paragraph, a contract with a value more than RMB100,000 shall be deemed a material contract);

(g) Without prior written consent by Party A, not to provide loan or credit to anyone;

(h) Upon the request of Party A, to provide all operation and finance information of Party C to Party A;

(i) Without prior written consent by Party A, not to merge or affiliate with any person, or purchase any person or invest in any person;

(j) To notify Party A immediately upon the occurrence or the probable occurrence of litigation, arbitration or administrative procedures related to the assets, business and income of Party C;

(k) In order to maintain the ownership by Party C of all its assets, to execute all requisite or appropriate documents, do all requisite or appropriate actions, and advance all requisite or appropriate accusations, or make requisite or appropriate defenses to all claims;

(l) Without prior written notice by Party A, not to assign stock interests to shareholders in any form, but upon the request of Party A, to assign all its assignable profits to their own shareholders;

2.2 Covenants of Party B

(a) Beginning from the date of entry into this agreement, without prior written consent from Party A, not to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest in Party C held by Party B, or to approve any security interest related thereto, except the equity interest pledge of Party B set forth in the Equity Interest Pledge Agreement of Party B;

(b) Without prior written consent from Party A, not to cause the shareholders meeting of Party C to approve or execute any shareholders’ resolution (i) to amend the articles of association, increase or decrease the registered capital or in any other way alter the capital structure of Party C, or (ii) to sell, transfer, mortgage or dispose in any other form any beneficial interest of equity interest, or to approve any other security interest relating thereto, except such actions requested by Party A or a Designated Person;

(c) Without the prior consent of Party A, to cause the shareholders’ meeting not to approve or execute any shareholders’ resolution of Party C to merge or affiliate with any person, or purchase any person or invest in any person;

(d) To notify Party A of the occurrence or the probable occurrence of any litigation, arbitration or administrative procedure related to the equity interest;

(e) To cause the shareholders’ meeting to vote to approve the transfer of the Purchased Equity Interest in accordance with this agreement;

(f) In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, take all requisite or appropriate actions, and advance all requisite or appropriate accusations or appropriate defenses to claims;

(g) Upon request of Party A, to appoint any person designated by Party D to be a member of the board of directors of Party C;

(h) Upon the request of Party A at any time, to unconditionally and immediately transfer Party B’s equity interest to Party A or the representatives designated by Party A at any time, and abandon the right of first purchase with respect to such transfer of equity interest to another shareholder;

(i) To strictly comply with the terms and conditions of this agreement and other agreements entered into jointly or separately by Party B, Party C and Party A, to fully perform all obligations under these agreements, without taking any action or inaction that may affect the validity and enforceability of these agreements.

2.3 Covenants of Party D

 Considering Party B has pledged the equity interests of Party C, which are held by Party B, to Party D, Party D agrees that in case Party A exercises the right of Equity Interest Purchase Right during the term of the Equity Interest Pledge Agreement, Party B shall transfer the equity interests to Party A (or other appointed person) in accordance with the agreement, the aforesaid transfer shall not be bound by the restrictions on transfer of Party B’s equity interest set forth in the Equity Interest Pledge Agreement.

3. Representations and Warranties

Representations and Warranties of Party B and Party C

 As of the execution date of this agreement, and every subsequent transfer date, Party B and Party C hereby represent and warrant to Party A as follows:

(a) Party B and Party C each have the power and ability to enter into and deliver this agreement, and any equity interest transfer agreement (“Transfer Agreement”), for every single transfer of the purchased equity interest according to this Agreement, and to perform its obligations under this agreement and any Transfer Agreement. Upon execution, this agreement and the Transfer Agreements having it as a party shall constitute legal, valid and binding obligations enforceable against Party B and Party C in accordance with its terms;

(b) The execution, delivery of this agreement and any Transfer Agreements and performance of the obligations under this agreement and any Transfer Agreements do not: (i) violate PRC law; (ii) conflict with Party B or Party C’s articles of association or other organizational documents; (iii) cause the breach, or constitute breach, of any contract or instruments to which Party B or Party C is a party or has a binding obligation; (iv) cause Party B or Party C to violate any relevant authorization, consent or approval and/or valid condition; or (v) cause any consent or approval of Party B or Party C to be suspended, removed, or made subject to conditions.

(c) Party C holds clean and saleable ownership of all assets. Party C has not placed any security interest on the said assets;

(d) Party C does not have any undischarged debt, with the exception of (i) debt from its normal business; and (ii) debt which was previously disclosed to Party A or for which Party A has provided written consent;

(e) Party C abides by all PRC law and regulations applicable to the purchase, transfer and disposal of assets;

(f) No litigation, arbitration or administrative procedure relating to equity interest, assets of Party C or Party B’s shareholding of Party C is underway, pending or probable; and

(g) Party B holds clean and saleable ownership of its equity interest, and has not placed any security interest on such assets, other than as set forth in the Equity Interest Pledge Agreement.

4. Effective Date, Term and Termination

 This agreement shall come into effect from the date of execution date by the Parties, and shall have a term of 20 years, with automatic renewal at the end of such term, and with no limit on such renewals. Party A may unilaterally terminate this agreement at any time. Party B, Party C, and Party D do not have an early termination right.

5. Applicable Law and Dispute Resolution

 5.1 Applicable Law

 The execution, validity, construing and performance of this agreement, and resolution of the disputes under this agreement, shall be in accordance with officially published and publicly attainable laws of PRC (“PRC laws”). Issues not regulated by the PRC laws shall apply international legal rules and conventions.

5.2 Dispute Resolution

 (a) Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the rules of arbitration in effect on the date of application. The arbitration award shall be final and binding upon all parties.

 (b) Arbitration place shall be Beijing, PRC.

 (c) Arbitration language shall be Chinese.

(d) The arbitral panel shall be composed of three arbitrators. Each party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

(e) Both parties agree that the court of arbitration established according to the regulation shall have the right to provide specific performance in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out specific performance of the arbitral award.

(f) Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

6. Taxes and Expenses

 Each Party shall, according to PRC law, bear any and all transfer and registration taxes, costs and expenses for the preparation and execution of this Agreement and all Transfer Agreements, and those arising from or imposed on the Party, to complete the transactions of this Agreement and all Transfer Agreements.

7. Notices

 This agreement requires that notices or other communications sent by any party or corporation shall be written in Chinese or English, and be delivered in person, by mail or telecopy to other parties at the following addresses or other specified addresses noticed by other parties to the party. The date deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the tenth day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the fourth day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A: eLong, Inc.

Address: Third Floor, Tower C, Xingke Plaza, 10 Jiuxianqiao Road, Chaoyang District, Beijing

Fax: 8610-64366019

Tel: 8610-58602288

Addressee: Sami Farhad

Party B: Guangfu Cui

Address: No.1, XiangHongqi Street, Haidian District, Beijing

Fax: 8610-64366019

Tel: 8610-58602288

Ding Haochuan

Address: No. 19 Dongjing Road, Xuanwu District, Beijing

Fax: 8610-64366019

Tel: 8610-58602288

Party C: Beijing eLong Information Technology Co., Ltd.

Registered Address: 2nd Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District Beijing

Fax: 8610-64366019

Tel: 8610-5860228

Addressee: Guangfu Cui

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Address: 10 Jiuxianqiao Road, Chaoyang District, Beijing

Fax: 8610-64366019

Tel: 8610-5860228

Addressee: Guangfu Cui

8. Confidentiality

 All parties admit and confirm any oral or written materials exchanged by the parties relating to this agreement are confidential. All parties shall maintain the secrecy and confidentiality of all such materials. Without written approval by the disclosing party, the party receiving the confidential information shall not disclose to any third party any relevant materials, but with the exception of the following: (a) the public know or may know such materials (but not disclosed by the party accepting the materials); (b) materials needed to be disclosed subject to ordinance or listing rules or precedents of stock exchange; or (c) any party necessarily discloses materials to its legal or financial consultant relating the transaction of this agreement, and this legal or financial consultant shall have the obligation of confidentiality similar to that set forth in this. The breach of the obligation of confidentiality by staff or employed institution of any party shall be deemed as the breach of such obligation by that party, and by whom the liabilities for breach shall be bored. This obligation shall continue in force and effect after termination of the agreement.

9. Further Assurances

The Parties to the agreement agree to promptly execute documents reasonably necessary to the performance of the provisions and the aim of this agreement or beneficial thereto, and to take actions reasonably necessary for the performance of the provisions and the aim of this agreement or actions beneficial thereto.

10. Other

 10.1 Amendment, Modification and Supplement

 Amendment, modification and supplement of this agreement shall be subject to the written agreement executed by each party. Party A may unilaterally amend this agreement; Party B and Party C shall promptly and unconditionally cooperate to sign any additional amendment or supplements requested by Party A.

10.2 Observance of Laws and Regulations

 The parties of the contract shall observe in operation of business all PRC laws and regulations.

10.3 Entire Contract

 Except the written amendment, supplement and modification of this agreement upon the date of execution, this agreement shall constitute the entire contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof.

10.4 This Agreement amends and restates the Sixth Amended and Restated Exclusive Purchase Agreement, dated December 26, 2012. In the event of any conflict between the terms of this Agreement and the prior agreement, the terms of this Agreement shall prevail.

10.5 Headings

 The headings contained in this agreement are for convenience of reading only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this agreement.

10.6 Language

 This agreement is executed in Chinese in quadruplicate.

10.7 Severability

 If any one or more provisions of this agreement are judged as invalid, illegal or non-enforceable according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired. The Parties shall, through sincere consultation, seek to replace those invalid, illegal or non-enforceable provisions with valid ones, and from such valid provisions, similar economic effects shall be tried to reach as from those invalid, illegal or non-enforceable provisions.

10.8 Successors

 This Agreement shall be binding on, and benefit, the successor and permitted assigns of each Party.

10.9 Survival

 (a) Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the agreement.

(b) Item 5, Item 7, Item 8 and Item 10.9 hereof shall continue in force and effect after the termination of this agreement.

10.10 Waiver

 Any party to this agreement may waive the terms and conditions of this agreement. Such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by other parties in a certain situation shall not be construed as a waiver to any similar breach by other parties in any other situation.

[No text hereunder]

[signature page of Amended and Restated Exclusive Purchase Right Agreement]

Party A:	eLong, Inc.

Signature of Authorized Representative:	/s/ Sami Farhad

Party B: Guangfu Cui
Signature:	/s/ Guangfu Cui
Ding Haochuan
Signature:	/s/ Ding Haochuan

Party C: Beijing eLong Information Technology Co., Ltd.

Signature of Authorized Representative: /s/ [seal of Beijing eLong Information Technology Co., Ltd.]

Signature:	/s/ Guangfu Cui

Party D: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative: /s/ Mike Doyle

Official Seal: /s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Signature:	/s/ Guangfu Cui